UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 8, 2010

Shiner International, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33960	98-0507398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19/F, Didu Building, Pearl River Plaza, No. 2 North Longkun Road
Haikou, Hainan Province, China 570125

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:       86-898-68581104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 8, 2010, Shiner International, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) stating that Nasdaq's listing rules "require listed securities to maintain a minimum bid price of $1.00 per share.   Based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement. "  The letter further stated that the listing rules "also provide the Company a grace period of 180 calendar days in which to regain compliance."  The grace period extends through March 7, 2011.  The letter stated that "[i]f at anytime during this grace period the bid price of the Company's security closes at $1.00 per share or more for a minimum of ten consecutive business days, [Nasdaq] will provide [the Company] written confirmation of compliance and this matter will be closed."

The letter also disclosed that "[i]n the event the Company does not regain compliance with the Rule prior to the expiration of the grace period, it will receive written notification that its securities are subject to delisting.  Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of the bid price, for The Nasdaq Capital Market.  If it meets the initial listing criteria, [Nasdaq's] Staff will notify the Company that it has been granted an additional 180 day compliance period.”  The letter did not indicate Company non-compliance with any other listing requirement.

The Company recently engaged RedChip Companies, Inc. to lead its public and investor relations efforts.  The Company expects that this engagement will raise the Company’s profile in the investment community and assist the Company in regaining compliance with the Nasdaq listing rules.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 14, 2010

SHINER INTERNATIONAL, INC.

By:	/s/ Qingtao Xing
Qingtao Xing
President & Chief Executive Officer